Ex. 99.28(d)(39)(ix)

Amendment

to Amended and Restated

Investment Sub-Advisory Agreement Between

Jackson National Asset Management, LLC

and PPM America, Inc.

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and PPM America, Inc., a Delaware corporation and registered investment adviser (the “Sub-Adviser”).

Whereas, the Adviser and Sub-Adviser (the “Parties”) entered into an Amended and Restated Investment Sub-Advisory Agreement effective as of the 25th day of April, 2016, as amended (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios (the “Funds”) of JNL Series Trust (the “Trust”), as listed on Schedule A of the Agreement.

Whereas, pursuant to the Agreement, the Adviser agreed to pay the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser a sub-advisory fee as set forth on Schedule B of the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses.

Whereas, the Board of Trustees of the Trust approved the reorganization of the JNL/PPM America Small Cap Value Fund into the JNL Multi-Manager Small Cap Value Fund, thereby terminating the Agreement with respect to the JNL/PPM America Small Cap Value Fund, effective April 26, 2021.

Whereas, the Parties have agreed to amend the Agreement to remove the JNL/PPM America Small Cap Value Fund and its fees, effective April 26, 2021.

Whereas, the Parties have agreed to amend the following section of the Agreement, effective April 26, 2021:

Section 17. “Notice.”.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	Section 17. “Notice.” shall be deleted and replaced, in its entirety, with the following:

17.       Notice. All notices required to be given pursuant to this Agreement shall be delivered or mailed to the address listed below of each applicable party in person or by registered or certified mail or a private mail or delivery service providing the sender with notice of receipt or sent by electronic transmission (via e-mail) or such other address as specified in a notice duly given to the other parties. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

a) To the Adviser:	Jackson National Asset Management, LLC
225 West Wacker Drive
Suite 1200
Chicago, IL 60606
Attention: General Counsel
Email address: JNAMLegal@jackson.com

b) To the Sub-Adviser:	PPM America, Inc.
Attention: Craig Smith 225 W. Wacker Drive, Suite 1200 Chicago, IL 60606 Email address: craig.smith@ppmamerica.com With copy to: legalnotices@ppmamerica.com

2)	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated April 26, 2021, attached hereto.

3)	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated April 26, 2021, attached hereto.

4)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

5)	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective as of April 26, 2021.

Jackson National Asset Management, LLC		PPM America, Inc.

By:	/s/ Emily J. Bennett	By:	/s/ Mary T. Capasso
Name:	Emily J. Bennett	Name:	Mary T. Capasso
Title:	AVP and Associate General Counsel	Title:	Executive Vice President, Chief Operating Officer and General Counsel

Schedule A

Dated April 26, 2021

Funds
JNL/PPM America Floating Rate Income Fund
JNL/PPM America High Yield Bond Fund
JNL/PPM America Total Return Fund

A-1

Schedule B

Dated April 26, 2021

(Compensation)

JNL/PPM America Floating Rate Income Fund
Average Daily Net Assets	Annual Rate
$0 to $300 million	0.30%
$300 million to $1 billion	0.25%
Amounts over $1 billion	0.225%

JNL/PPM America High Yield Bond Fund
Average Daily Net Assets	Annual Rate
$0 to $150 million	0.25%
$150 million to $500 million	0.225%
Amounts over $500 million	0.19%

JNL/PPM America Total Return Fund
Average Daily Net Assets	Annual Rate
$0 to $150 million	0.20%
$150 million to $300 million	0.175%
Amounts over $300 million	0.15%

B-1